Exhibit 99.1

July 29, 2026	News Release 26-11

Dakota Gold announces leadership changes as it advances its Richmond Hill Gold Project

LEAD, SOUTH DAKOTA – Dakota Gold Corp. (NYSE American: DC) (“Dakota Gold” or the “Company”)

is pleased to announce leadership changes designed to support the Company’s next phase of growth as it advances the Richmond Hill Gold Project (“Richmond Hill” or the “Project”) through development and toward production. Dr. Robert Quartermain, C.M., will retire as Chief Executive Officer (CEO) on August 18, 2026, after serving in the role since November 2024. Dr. Quartermain will continue to provide leadership and strategic guidance as Co-Chair and Director of Dakota Gold’s Board of Directors. Jack Henris, who joined Dakota Gold a year ago as President and Chief Operating Officer (COO), will assume the role of CEO upon Dr. Quartermain’s retirement.

“Since assuming the role of CEO in November 2024, Dakota Gold has achieved meaningful progress in advancing Richmond Hill to pre-feasibility stage and has secured the funding required to execute its planned programs through 2028. These were my two primary objectives when I assumed the role as CEO,” commented Dr. Quartermain. “As Dakota Gold’s largest shareholder, I remain highly supportive of Mr. Henris and the leadership team as they continue to advance Richmond Hill along its development path. I am excited about Dakota Gold’s opportunities in the Homestake District, particularly at a time of strong gold prices and increasing investor awareness.”

Stephen O’Rourke, Co-Chair of Dakota Gold’s Board of Directors, commented, “On behalf of the Board, we thank Dr. Quartermain for stepping into the CEO role and helping position Dakota Gold for its next stage of growth. Under his leadership, the Company strengthened its financial position, reporting $107 million in cash in its March 2026 financial statements, while he worked closely with Mr. Henris to build the team required to execute on our Richmond Hill development plans. We look forward to Dr. Quartermain’s continued guidance and insight as Co-Chair and Director, as Mr. Henris and the leadership team advance the Company’s strategy.”

“I am delighted to assume the role of CEO and to be supported by such a highly capable team at such an important and exciting time for Dakota Gold,” said Jack Henris, President and COO. “Having started my career at the Homestake Mine in 1987, I have a deep appreciation for the district and the opportunity in front of us. With Richmond Hill, Dakota Gold has the potential to responsibly develop what could become the largest gold-producing mine in South Dakota. I look forward to continuing to work with Dr. Quartermain in his role on the Board, where his geological insights will be instrumental as we seek to identify additional value across our Maitland Gold Project and broader land position as the largest mineral land holder in the Homestake District.”

To further support Mr. Henris in his role as CEO and strengthen Dakota Gold’s development-focused leadership structure, Shawn Campbell will be appointed Chief Development Officer, with responsibility for ongoing shareholder engagement and sourcing construction financing for the development of Richmond Hill. Amy Koenig will continue in her role as SVP, Chief Legal Officer and Corporate Secretary. Drawing on her previous regulatory and litigation experience at Black Hills Energy (NYSE: BKH), Ms. Koenig will also manage the Company’s permitting processes as Dakota Gold prepares to file its large-scale mine permit later this year.

About Dakota Gold Corp.

Dakota Gold is a responsible exploration and development company advancing the Richmond Hill Gold Project toward production as soon as 2029, while continuing to define and expand the high-grade underground gold resource potential at the Maitland Gold Project. Both projects are located on private land within the historic Homestake District of South Dakota, one of the most prolific gold mining regions in the United States.

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Shareholder and Investor Inquiries

For more information, please contact:

Jack Henris

President and COO

Tel: +1 605-717-2540

Shawn Campbell

Chief Financial Officer

Tel: +1 778-655-9638

Carling Gaze

VP of Investor Relations and Corporate Communications

Tel: +1 605-679-7429

Email: info@dakotagoldcorp.com

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this communication, the words “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend,” “potential,” “will” and “expect” and similar expressions are intended to identify such forward-looking statements. Any express or implied statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation: our expectations regarding additional drilling, metallurgy and modeling; our expectations for the improvement and growth of the mineral resources and potential for conversion of mineral resources into reserves; completion of a pre-feasibility study, a feasibility study, and/or permitting; and our overall expectation for the possibility of near-term production at the Richmond Hill project. These forward-looking statements are based on assumptions and expectations that may not be realized and are inherently subject to numerous risks and uncertainties, which could cause actual results to differ materially from these statements. These risks and uncertainties include, among others: the execution and timing of our planned exploration activities; our use and evaluation of historic data; our ability to achieve our strategic goals; the state of the economy and financial markets generally and the effect on our industry; and the market for our common stock. The foregoing list is not exhaustive. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as updated by annual, quarterly and current reports that we file with the SEC, which are available at www.sec.gov. We caution investors not to place undue reliance on the forward-looking statements contained in this communication. These statements speak only as of the date of this communication, and we undertake no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. We do not give any assurance that we will achieve our expectations.

All references to “$” in this communication are to U.S. dollars unless otherwise stated.

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